Exhibit 21 Subsidiaries of the Company

Subsidiary                                                  Ownership

Innovate Oncology, Inc. (a Delaware corporation)              100%
Innovative Oncology Limited (a UK company)                    100%
Resistys, Inc. (a Delaware corporation)                        50%
Cynat Oncology, Inc. (a Delaware corporation)                 100%
Cynat Oncology Limited (a UK company)                         100%